Exhibit 10.1

Employee Options (TARP)

AWARD AGREEMENT

UNDER THE

MAINSOURCE FINANCIAL GROUP, INC.

2007 Stock Incentive Plan

Notice of Grant

The individual named below has been granted an “Award” with respect to the common stock of MainSource Financial Group, Inc., an Indiana corporation (the “Company”), subject to the terms and conditions of the MainSource Financial Group, Inc. 2007 Stock Incentive Plan (the “Plan”) and this Award Agreement (the “Agreement”).

1.	Grantee:

2.	Grant Date:	February 23, 2009

3.	Type and Size of Award:	Incentive Stock Option to purchase Shares*

4.	Exercise Price per Share:	$5.40 (this is the Fair Market Value of the Share on the Grant Date)

5.	Expiration Date:	February 23, 2019 (ten years from the Grant Date)

*For an Incentive Stock Option (an “Option Award”), this represents the number of shares of common stock of the Company (“Company Stock”) the Grantee is entitled to purchase upon subsequent exercise of the Option Award.

Agreement Regarding Terms and Conditions of Grant

This Agreement is dated as of the Grant Date and is between the Company and the Grantee, in accordance with the terms of the Plan.  Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in the Plan.

1.             The Plan.  The Plan contains terms and conditions applicable to the Award that are not explicitly set forth in this Award Agreement, but which are incorporated herein by reference.  The terms of this Agreement shall be subject to the terms of the Plan.  In the case of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan.  Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to signing this Agreement and fully understands all provisions of the Award.  Grantee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator (as defined in the Plan) upon any questions arising under the Plan or this Agreement.

2.             Grant of Option Award.  Subject to the terms of this Agreement and the Plan, the Company hereby grants to Grantee an Option Award which entitles Grantee to purchase the number of shares of common stock of Company Stock set forth in the Notice of Grant above (the “Shares”), at the price per Share set forth in the Notice of Grant above (the “Exercise Price”) and in the manner and subject to the conditions provided in this Agreement.

3.             Vesting.

(a)           Except as otherwise provided in subsection 3(b), the Award is subject to forfeiture upon the Grantee’s Termination of Employment, unless and until the Award vests as provided in this subsection.

Date of Vesting	Percent of Option Shares Vested

December 31, 2009	10%
December 31, 2010	30%
December 31, 2011	60%
December 31, 2012	100%

(b)           Upon a Change in Control, the Award will be immediately vested and exercisable.  Additionally, notwithstanding the foregoing, the Grantee will not become vested in any portion of his or her Award during the period of time the United States Department of Treasury (“Treasury”) holds Series A preferred stock of the Company (the “Preferred Stock”).  After the Treasury no longer holds the Preferred Stock, the Grantee will be credited with vesting service for the period of time beginning on the Grant Date and ending on the last date that Treasury held any of the Preferred Stock.

4.             Exercise of Option Award.  The following terms and conditions shall apply to the exercise of the Option Award.

(a)           The Option Award shall not be exercisable after the Expiration Date.  The Grantee may exercise the Option Award in whole or in part, at any time on or before the Expiration Date, as to any Shares which have vested as set forth in this Agreement.  Shares owned by Grantee as a result of his or her exercise of the Option Award shall be referred to herein as “Purchased Shares.”

(b)           Except to the extent the Grantee uses the sale and remittance procedure described in this subsection, the Grantee must pay cash for the Exercise Price for the Shares on the Exercise Date.  The Grantee may also pay the Exercise Price as follows:

(i)            In shares of equivalent equity interests, held for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii)           Through a special sale and remittance procedure pursuant to which the Grantee concurrently provides irrevocable written instructions to (A) a brokerage firm designated by the Company to effect the immediate sale of the purchased interests and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased interests plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise, and (B) the Company to deliver the certificates for the purchased interests directly to such brokerage firm to complete the sale.

The Company’s obligations to deliver purchased equity interests under the sale and remittance procedure described in this subsection shall be conditioned upon receiving sufficient funds and/or other assets to cover the Exercise Price and tax withholding obligations described herein.

5.             Conditions.  The Company’s obligation to issue or transfer Shares to Grantee after the exercise of the Option Award, in whole or in part, is conditioned upon Grantee’s payment in full for the Shares with respect to which the Option Award was exercised.

6.             Change in Company Stock.  In the event of any change in the Shares, as described in Section 12.9 of the Plan, the Administrator will make appropriate adjustment or substitution in the number, kind and price of Shares under this Agreement, all as provided in the Plan.  Such adjustment or substitution in the number, kind and price of Shares under this Agreement will be automatic and no formal amendment will be required to be made to this Agreement to effect the adjustment or substitution, provided the Participant is provided with adequate notice of such adjustment or substitution.  The Administrator’s determination in this respect will be final, conclusive and binding on all parties.

7.             No Shareholder Rights; No Guarantee of Employment.  Grantee shall not have any of the rights of a shareholder with respect to the Shares until such Shares are issued or transferred to Grantee after the exercise of the Option Award.  Nothing in this Agreement (a) confers on Grantee any right to continue in the employment of the Company, or (b) interferes with the Company’s right to terminate the employment of Grantee at any time, with or without cause.

8.             Certain Tax Consequences.  Grantee acknowledges that the exercise of the Option Award and any sale of the Purchased Shares may have various tax consequences under federal and state law.  Grantee has discussed these consequences with his personal tax advisor.  Grantee may be required to report the grant of the Option Award to the Internal Revenue Service and/or to state tax authorities under applicable state law.  The Company is not obligated to deliver Shares upon the exercise of any Option Award issued under the Plan until all applicable federal, state, local and foreign income and employment tax withholding requirements have been satisfied.  In accordance with the foregoing, the Company has the right to withhold sums from compensation otherwise due to Grantee to satisfy such withholding requirements.

9.             Transferability.  An Option Award granted hereby shall be neither transferable nor assignable by a Grantee other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee, or in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Grantee in a fiduciary capacity under state law and court supervision.

10.           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Grantee, Grantee’s assigns and the legal representatives, heir and legatees of Grantee’s estate.

11.           Compliance with Laws and Regulations.

(a)           The grant and exercise of the Award, as applicable, and the issuance of the Shares shall be subject to compliance by the Company and Grantee with all applicable requirements of law relating thereto, including but not limited to federal and state securities laws, and with all applicable regulations of any stock exchange on which the Shares or an equivalent equity interest may be listed for trading at the time of such exercise and issuance.

(b)           The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Share pursuant to the Award shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.  The Company, however, shall use its best efforts to obtain all such approvals.

12.           Restrictive Covenants.  Grantee acknowledges that without his or her making the covenants and agreements hereinafter contained in this Section, the Company would not have granted this Award to the Grantee and the grant of such Award is in reliance upon Grantee’s compliance with the covenants and agreements made in this Section.

(a)           Noncompetition.  Grantee hereby covenants and agrees that during Grantee’s employment with the Company and its Affiliates and for a period of 18 months following the termination of that employment, for any reason, Grantee agrees that he or she shall not, directly or directly, whether individually or as a partner, shareholder, officer, director, employee, independent representative, broker, agent, consultant or in any other capacity for any other individual, partnership, firm, corporation, company or other entity, engage in the following prohibited activities without prior written authorization from the Company:

(i)            Have any ownership interest in any Restricted Organization (as hereinafter defined);

(ii)           Work or provide services for any Restricted Organization;

(iii)          Employ or seek to employ or engage or seek to engage any person who has worked for or in conjunction with the Company or an Affiliate during the 12-month period preceding the termination of Grantee’s employment, specifically including any consultant, employee, provider or vendor used by the Company or an Affiliate;

(iv)          Solicit or induce any person currently employed by or otherwise associated with the Company or an Affiliate to terminate such employment or relationship;

(v)           Solicit or provide or offer to solicit or provide any Restricted Product or Service to any business account or customer of the Company or an Affiliate who was a business account or customer of the Company or an Affiliate during the 12-month period preceding termination of Grantee’s employment or about whom Grantee obtained confidential information;

(vi)          Accept business from any business account or customer of the Company or an Affiliate who was a business account or customer of the Company or an Affiliate during the term of Grantee’s employment, including, but not limited to, any business account or customer serviced or contacted by Grantee, or for whom Grantee had direct or indirect responsibility, on behalf of the Company or an Affiliate within the 12-month period preceding the termination of Grantee’s employment or about whom Grantee obtained confidential information, when that business pertains to products or services which are competitive with or substantially similar to any Restricted Product or Service; or

(vii)         Otherwise attempt to interfere with the Company or an Affiliate’s business or its relationship with its business accounts, consultants, customers, employees or vendors.

(b)           Definitions.  For purposes of this Section:

(i)            “Restricted Product or Service” shall mean a product or service in development or design, or produced, marketed, sold, disseminated, offered or distributed by the Company or an Affiliate at any time on or after the date of this Award Agreement and until Grantee’s termination of employment.

(ii)           “Restricted Area” shall mean the county of the Grantee’s designated office or any county adjacent to that “designated office” county.  The “designated office” and county will be listed on the signature page of this document.

(iii)          “Restricted Organization” shall mean any bank holding company, savings association holding company, financial services holding company, bank, savings bank, thrift, any other financial institution or other organization or entity that is primarily engaged in the financial services industry within the Restricted Area, which competes with the Company or an Affiliate.

(c)           Adjustments and Extension of Restrictive Period. Should any covenant or restriction included in this Section be held to be unreasonable or unenforceable for any reason, including without limitation the temporal limitation, geographic restrictions, or scope of activity covered by a restrictive covenant, then such provision or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.  All remaining covenants and restrictions shall remain in full force and effect in accordance with the terms thereof.  If Grantee is deemed to have breached any of the foregoing restrictive covenants, Grantee agrees that the restrictive period shall be automatically extended by a period of time equal to the period of such breach, measured from the date of the breach through the date of such determination.

(d)           Survival of Obligations.  Grantee agrees that his obligations contained in this Section shall survive the termination of Grantee’s employment with the Company, whether such termination is voluntary or involuntary.  Grantee further acknowledges that any breach by the Company of any contractual, statutory, or other legal obligation to the Grantee shall not excuse or terminate the Grantee’s obligations hereunder or otherwise preclude the Company from seeking relief pursuant to any provision of this Agreement.

(e)           Reasonableness of Restrictions.  Grantee hereby agrees and acknowledges that (i) the provisions of this Section are reasonable, and (ii) Grantee has (A) read the foregoing provisions of this Section, (B) been given ample time and opportunity to consult with counsel concerning the meaning and effect of this Section, and (C) in no way been coerced or in any way forced to agree to the provisions of those Sections.

(f)            Remedies.  Grantee acknowledges and agrees that any actual or threatened breach of the foregoing provisions of this Agreement will cause irreparable harm to the Company and/or its Affiliates and that it may be difficult to determine or adequately compensate the Company and its Affiliates through monetary damages.  Accordingly, Grantee hereby agrees that the Company may seek a restraining order or other injunctive remedy to prevent or restrain such breach without the requirement to post or obtain a bond or other security.  Grantee further agrees that the Company shall also be entitled to recover reasonable costs and attorneys fees incurred by it to enforce the foregoing covenants and agreement.  Grantee further acknowledges that nothing contained herein shall be construed to prohibit or limit the Company and its Affiliates from pursuing any other remedies, whether such remedies are contractual or arise at law or in equity.  Grantee further agrees to indemnify and hold harmless the Company and its Affiliates, directors, officers, employees, agents, successors and assigns from and against any and all losses or liabilities which may result from the breach of the restrictive covenants set forth in this Section.

13.           Amendment.  Subject to Section 409A of the Internal Revenue Code of 1986, as amended, if applicable, the Administrator shall have complete and exclusive power and authority to amend or modify this Agreement (and the Administrator shall have the power and authority to amend or modify the Plan) in any or all respects; provided, however, that no such amendment or modification shall adversely affect, in any material respect, any rights of the Grantee with respect to an Award granted pursuant to this Agreement, unless the Grantee consents to such amendment or modification.  However, the Administrator shall have the power and authority to amend or modify this Agreement (and the Administrator shall have the power and authority to amend or modify the Plan) in any manner (including in a manner that adversely affects the rights of the Grantee with respect to the Award) if such amendment or modification applies equally to all holders of the type of award granted under the Plan and is approved by holders of the type of award granted representing a majority of the Shares issued or issuable pursuant to such awards granted under the Plan.

Additionally, in the event any laws, rules, regulations or other guidance enacted or issued by the United States government or any agency thereof, including the United States Treasury, including but not limited to any regulations implementing the American Recovery and Reinvestment Act of 2009 (“ARRA”), make any portion of this Agreement illegal, the Administrator retains the right to amend the Agreement, without the Grantee’s consent, to bring the Agreement into compliance with ARRA or, if compliance with ARRA is not possible, the Administrator has the unilateral right to terminate this Agreement pursuant to Section 14.

14.           Termination.  Except as otherwise provided in the Plan, this Agreement and any unvested Shares or Option Awards granted hereby will terminate immediately upon Grantee’s termination of employment.  Additionally, in the event any laws, rules, regulations or other guidance enacted or issued by the United States government or any agency thereof, including the United States Treasury, including any regulations implementing the American Recovery and Reinvestment Act of 2009 (“ARRA”), make any portion of this Agreement illegal, this Agreement shall be null and void, and the Administrator shall have the unilateral right to terminate this Agreement, without the Grantee’s consent.

15.           Entire Agreement; Governing Law; Attorneys’ Fees.  The Plan is incorporated into this Agreement by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to subject matter of this Agreement.  The Award and this Agreement shall be construed, administered and governed in all respects under and by the internal laws (but not the choice of law rules) of the State of Indiana.  The Company, its Affiliates and the Grantee irrevocably consent to the jurisdiction and venue of the Courts of the State of Indiana and the United States federal courts serving Decatur County, Indiana with respect to any and all actions related to the Award and this Agreement or the enforcement hereof, and the parties hereto hereby irrevocably waive any and all objections thereto.  If the Plan or this Agreement is challenged in a court of law, the prevailing party shall be entitled to receive from the other party reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in connection with such suit regardless of whether such suit is prosecuted to judgment.

16.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee, after thoroughly reviewing and developing a complete understanding of the restrictions and covenants imposed by Section 12, has also executed this Agreement as of the date first above written.

GRANTEE:	MAINSOURCE FINANCIAL GROUP, INC.

By:
(Signature)

(Printed Name)

(Designate Office)

(County and State)